CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in the Prospectus and Statement of Additional Information constituting parts of this Pre-Effective Amendment No. 2 to the Registration Statement (File No. 333-71325) and Amendment No. 2 to the Registration Statement (File No. 811-09211) of The RISA Fund (the "Fund"), a series of the Harvest Funds (formerly The RISA Investment Trust) on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940, respectively, of our report dated July 19, 1999 on our audit of the statement of assets and liabilities as of July 8, 1999 of the Fund, which is included in the Pre-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the caption "Investment Advisory and Other Services
- Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLC
Philadelphia, Pennsylvania
September 7, 1999